Exhibit 99.1

Chrysler Group LLC Reports June 2013 U.S. Sales Increased 8 Percent; Best June Sales in Six Years

•	Best June sales since 2007

•	39th-consecutive month of year-over-year sales gains

•	Chrysler, Jeep®, Dodge, Ram Truck and FIAT brands each post sales increases in June compared with same month a year ago

•	Seven Chrysler Group vehicles set sales records in June

•	Ram Truck brand sales up 23 percent; largest percentage sales gain of any Chrysler Group brand in June and best June sales since 2007

•	Jeep Grand Cherokee sales up 33 percent in June; all Jeep brand vehicles in production record double-digit percentage sales gains

•	Dodge Durango sales up 39 percent; largest percentage sales gain of any Chrysler Group vehicle in June

•	Jeep Grand Cherokee, Chrysler Town & Country and Dodge Challenger win AutoPacific 2013 Best-In-Class Vehicle Satisfaction Awards

Auburn Hills, Mich., July 2, 2013 – Chrysler Group LLC today reported U.S. sales of 156,686 units, an 8 percent increase compared with sales in June 2012 (144,811 units), and the group’s best June sales since 2007.

The Chrysler, Jeep®, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in June compared with the same month a year ago. The Ram Truck brand’s 23 percent increase was the largest sales gain of any Chrysler Group brand in June. Chrysler Group extended its streak of year-over-year sales gains to 39-consecutive months in June.

“Last month Chrysler Group set seven individual vehicle line sales records and achieved our 39th-consecutive month of year-over-year sales growth. The fundamentals for continued industry gains in new vehicle sales remain intact,” said Reid Bigland, Head of U.S. Sales.

Sales of the flagship Jeep Grand Cherokee were up 33 percent in June, the largest percentage sales gain of any Jeep brand vehicle in the month. It was the Grand Cherokee’s best June sales in eight years. All Jeep brand vehicles in production recorded year-over-year sales gains in June.

Seven Chrysler Group vehicles set sales records in the month of June. The Jeep Wrangler, Jeep Compass, and Jeep Patriot SUVs each recorded their best June sales ever. The Chrysler 200 mid-size sedan, Dodge Challenger, and Dodge Dart compact sedan also registered their best sales for the month of June. The Ram Cargo Van had its best sales month since launch. Sales of the Dodge Durango full-size SUV were up 39 percent, the largest percentage sales gain of any Chrysler Group vehicle in the month.

Chrysler Group finished the month with a 68-days supply of inventory (408,336 units). U.S. industry sales figures for June are projected at an estimated 16.0 million units Seasonally Adjusted Annual Rate (SAAR).

June 2013 U.S. Sales Highlights by Brand

Ram Truck Brand

Ram Truck brand sales were up 23 percent, the brand’s best June sales since 2007. The Ram pickup truck, with its 24 percent sales gain, logged its best June sales since 2007. It was the Ram pickup truck’s 38th-consecutive month of year-over-year sales gains. Sales of the Light Duty Ram pickup were up 36 percent, driven by the Quad and Crew Cab pickups, while Heavy Duty Ram sales were up 5 percent. The Ram Cargo Van had its best sales month since launched in 2011.

When the 2014 Ram 1500 full-size pickup arrives in dealerships in the fourth quarter this year, it will offer a new, 3.0-liter EcoDiesel engine, mated with the TorqueFlite® eight-speed automatic transmission. The engine delivers an outstanding combination of best-in-class fuel efficiency, unsurpassed torque and impressive capability. The 2014 Ram Heavy Duty, with the all-new 6.4-liter HEMI® V-8, will deliver best-in-class horsepower and best-in-class torque among pickups with gasoline engines.

Dodge Brand

Dodge brand sales were up 12 percent in June, the brand’s best June sales since 2007 and its 25th-consecutive month of year-over-year sales gains. Sales of the Dodge Durango full-size SUV were up 39 percent, the largest percentage year-over-year sales gain of any Chrysler Group vehicle in June. Sales of the Dodge Charger were up 15 percent, its best June sales since 2007.

The Dodge Challenger and Dodge Dart compact sedan each recorded their best June sales ever, and earned two respected awards during the month. Kelley Blue Book’s kbb.com picked the Dart as one of its “10 Coolest New Cars Under $18,000,” while the Challenger tied for Best-In-Class Sporty Car in AutoPacific’s 17th-annual Vehicle Satisfaction Awards. The Challenger has set seven-consecutive monthly sales records.

Chrysler Brand

Chrysler brand sales were up 1 percent compared with the same month a year ago, the brand’s best June sales since 2007. Sales of the Chrysler 200 mid-size sedan were up 14 percent, a sales record for the month of June. The Chrysler 200 Convertible was recognized as the “Best Full-Size Convertible” in June by the Southern Automotive Media Association during its third annual “Topless in Miami” Convertible Awards.

Chrysler Town & Country minivan sales were up 18 percent, the minivan’s best June sales since 2006. Already the most-awarded minivan, the Town & Country in June earned another honor as the highest-ranking minivan in the J.D. Power 2013 U.S. Initial Quality Study. In addition, for the second time in the last three years, automotive research group AutoPacific named the Town & Country as its Best-In-Class Minivan.

FIAT Brand

FIAT brand sales were up 1 percent in June compared with the same month a year ago. It was the brand’s best June sales since the Fiat 500 was launched in 2011 and its 16th-consecutive month of year-over-year sales gains. The FIAT brand’s product lineup expanded in June as the all-new 2014 Fiat 500L began arriving in FIAT studios across the country with a starting price of $19,100 and four value-loaded models. The 500L expands the appeal of the iconic 500, with two more doors, accommodations for five passengers, best-in-class interior volume (120.1 cu. ft.) and advanced European technology.

The brand picked up several new awards in June. Kelley Blue Book’s kbb.com chose the 2013 Fiat 500 as one of its picks for this year’s “10 Coolest New Cars Under $18,000.” Also, the Fiat 500 Abarth Cabrio was recognized as the “Best Small Convertible” by the Southern Automotive Media Association during its “Topless in Miami” Convertible Awards in June. It is the third time that the FIAT brand has been awarded this honor. The Fiat 500c by Gucci Edition won in 2012, as did the Fiat 500 Cabrio during the inaugural event in 2011.

Jeep® Brand

Jeep brand sales were up slightly in June, the brand’s best June sales since 2005. All Jeep brand models in production recorded sales gains in June compared with the same month a year ago. The Jeep Wrangler, Jeep Compass, and Jeep Patriot each recorded their best June sales ever. Sales of the flagship Jeep Grand Cherokee were up 33 percent, its best June sales since 2005. The Grand Cherokee’s 33 percent sales gain was the largest percentage increase of any Jeep brand model during the month. For the third year in a row, AutoPacific named the Grand Cherokee Best-In-Class Mid-Size SUV in its Vehicle Satisfaction Awards. Sales of the Compass compact SUV were up 24 percent in June compared with the same month a year ago, while Patriot sales were up 20 percent.

Available to consumers in the third quarter of this year, the all-new 2014 Jeep Cherokee will be offered at a U.S. Manufacturer’s Suggested Retail Price of $22,995 (plus $995 destination). The Cherokee’s starting price is hundreds of dollars less than the outgoing Liberty model, while offering more fuel economy, more advanced safety and technology features, even more class-leading 4x4 capability, a modern and progressive new design, and significantly improved everyday on-road ride and handling.

Chrysler Group LLC U.S. Sales Summary Thru June 2013

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	3,509	4,004	-12%	21,071	20,706	2%
500L	541	0	NEW	541	0	NEW
FIAT BRAND	4,050	4,004	1%	21,612	20,706	4%

200	12,360	10,871	14%	75,015	69,102	9%
300	4,280	6,971	-39%	29,445	40,801	-28%
Town & Country	10,609	9,021	18%	59,379	57,851	3%
CHRYSLER BRAND	27,249	26,863	1%	163,839	167,754	-2%

Compass	5,034	4,070	24%	26,778	20,513	31%
Patriot	6,690	5,590	20%	38,115	32,707	17%
Wrangler	16,165	14,461	12%	77,728	70,871	10%
Liberty	94	7,892	-99%	5,988	42,339	-86%
Grand Cherokee	16,626	12,506	33%	80,796	75,117	8%
JEEP BRAND	44,609	44,519	0%	229,405	241,547	-5%

Caliber	0	995	-100%	45	8,982	-99%
Dart	6,437	202	NEW	44,949	203	NEW
Avenger	7,582	9,404	-19%	61,018	52,861	15%
Charger	9,812	8,532	15%	51,981	45,763	14%
Challenger	5,101	4,009	27%	29,982	23,451	28%
Viper	97	0		226	20
Journey	5,999	6,896	-13%	42,436	36,751	15%
Caravan	10,225	10,901	-6%	59,472	68,964	-14%
Nitro	0	81		0	3,137
Durango	4,590	3,295	39%	28,305	21,446	32%
DODGE BRAND	49,843	44,315	12%	318,414	261,578	22%

Dakota	0	18		0	459
Ram P/U	29,644	23,951	24%	170,319	138,581	23%
Cargo Van	1,291	1,141	13%	4,743	3,443	38%
RAM BRAND	30,935	25,110	23%	175,062	142,483	23%

TOTAL CHRYSLER GROUP LLC	156,686	144,811	8%	908,332	834,068	9%

TOTAL CAR	49,719	44,988	11%	314,273	261,889	20%
TOTAL TRUCK	106,967	99,823	7%	594,059	572,179	4%